LIMITED LIABILITY COMPANY AGREEMENT

OF

MGT Interactive, LLC

______________________________

This Limited Liability Company Agreement (this “Agreement”), dated as of August 29, 2013, of MGT Interactive, LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act, Del. Code, Title 6, Section 18-201 et seq., as amended from time to time (the “Delaware Act”), is entered into by and among the Company and its initial members, MGT Capital Investments, Inc. (the “MGT Member”) and Gioia Systems, LLC (the “Gioia Member”) (each, a “Member”).

Article I

Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

“Additional Member” shall have the meaning assigned to such term in Section 3.6.

“Additional Membership Interests” shall have the meaning assigned to such term in Section 3.6.

“Affiliate” shall mean, with respect to any Person, (i) any other Person who controls, is controlled by or is under common control with such Person, with the term “control” (and its derivations) meaning the ability to direct the policy or management of any Person, whether by means of ownership of securities, agreement or otherwise or (ii) any family member of such Person.

“Agreement” shall have the meaning assigned to such term in the title hereto.

“Allocation Period” shall have the meaning assigned to such term in Section 7.1

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement by and among the MGT Member, the Gioia Member and the Company dated August 29, 2013 pursuant to which the Company Purchased the Assets and Patents listed on Exhibit A and Exhibit B, respectively, to the Asset Purchase Agreement.

“Available Cash” of the Company shall mean all cash funds of the Company on hand from time to time (other than funds received as Capital Contributions) after compliance with the terms of this Agreement.

“Book Value” means, with respect to any Company asset, its adjusted basis for federal income tax purposes; provided, however, that (i) the initial Book Value of any assets contributed by a Member to the Company shall be the gross Fair Market Value of such assets at the time of such contribution and (ii) the Book Value of a Company asset shall be adjusted for the depreciation and amortization of such asset taken into account in computing Net Profits and Net Losses and for Company expenditures and transactions that increase or decrease the asset’s Federal income tax basis.

“Business” means the financing, establishment and operation of a platform for playing Poker over the Internet.

“Capital Account” shall mean, for each Member, the account established for such Member in accordance with Section 3.4.

“Capital Contribution” shall mean the total amount of cash and the Fair Market Value of other property contributed by a Member to the capital of the Company.

“Certificate of Formation” shall have the meaning set forth in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended (including any corresponding provisions of any succeeding law).

“Company” shall have the meaning assigned to such term in the title hereto.

“Company Sale” means (a) any transaction or series of related transactions in which a person, or group of related persons, acquires from the Members of the Company a majority of the outstanding Membership Interests, (b) a merger, consolidation, share exchange, combination, reorganization, recapitalization or similar transaction or series of transactions in which (i) a subsidiary of the Company is a constituent party and the Company issues Membership Interests pursuant to such merger or consolidation, or (ii) the Company is a constituent party, except in either case any such merger or consolidation involving the Company or a subsidiary in which the Membership Interests outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for equity which represents, immediately following such merger or consolidation, at least a majority, by voting power, of the equity of (1) the surviving or resulting corporation or (2) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent of such surviving or resulting entity; or (c) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Company.“Fair Market Value” shall mean, as of a specified time, the fair value of any property or asset, as determined in good faith by the Members holding a Member Majority.

“Fiscal Year” shall mean the twelve-month period ending on December 31 of each year except that the first Fiscal Year shall be the period commencing on the date of formation of the Company and the last fiscal year shall end on the date of the final distribution in liquidation of the Company.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indemnitee” shall have the meaning assigned to such term in Section 8.1.

“Liquidator” shall have the meaning assigned to such term in Section 10.2(a).

“Member” or “Members” shall mean a person who is admitted to the Company as a Member as provided in Section 18-301 of the Delaware Limited Liability Company Act.

“Membership Interest” means the ownership interest in the Company owned by a Member and includes, without limitation, (i) the Member’s right to vote on Company matters and participate in its affairs, as set forth in this Agreement and as otherwise required by the Delaware Act, and (ii) the percentage interest in which the Member, after allocations and distributions in accordance with Article VII, shares in the Net Profits, Net Losses and distributions of the Company.

“Member Majority” means one or more Members holding, in the aggregate, Membership Interests representing 50.1% or more of the aggregate Membership Interests held by all Members as of the relevant date of determination.

“Net Profit” or “Net Loss” shall mean the income or loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes, including income exempt from tax and described in Section 705(a)(1)(B) of the Code, treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Section 705(a)(2)(B) of the Code and treating an adjustment to the Book Value of a Company asset as a gain (to the extent of an increase) or as a loss (to the extent of a decrease) from the disposition of such asset for purposes of computing Net Profit or Net Loss. For avoidance of doubt, Net Profit or Net Loss shall include the results of all subsidiaries of the Company. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their Book Value.

“Officer” shall mean a natural person or persons designated by the MGT Member to carry out the day to day operations of the Company that his or her title implies.

“Permitted Transfer” shall have the meaning assigned to such term in Section 9.2.

“Permitted Transferee” shall have the meaning assigned to such term in Section 9.2.

“Person” shall mean an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization, a government or any agency or political subdivision thereof, or any other legal entity.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Substitute Member” shall have the meaning assigned to such term in Section 9.3.

“Transfer” shall mean any sale, transfer, assignment, pledge, granting of a security interest or other disposition, whether voluntarily or by operation of law.

“Treasury Regulations” shall mean the permanent, temporary or proposed income tax regulations of the United States Department of the Treasury promulgated under the Code, as such regulations may be amended from time to time.

Article II

Formation, Purpose and Term

2.1.     Formation and Name. The Company has been formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation of the Company on August 23, 2013 pursuant to the Delaware Act (the “Certificate of Formation”). The name of the Company is “MGT Interactive, LLC” and all of the Company’s business shall be conducted under that name or such other names that comply with applicable law as the Members may select from time to time.

2.2.     Registered Agent and Offices. The registered agent of the Company shall be Vcorp Services, LLC and the registered office shall be 1811 Silverside Road, Wilmington, Delaware 19810. The initial principal office of the Company shall be located at 500 Mamaroneck Avenue, Suite 204, Harrison, New York, 10528, or at such other location (which need not be a place of business of the Company) as the Members may designate from time to time. The Company may change its registered agent or principal office or have such other offices as the Members may designate from time to time.

2.3.     Qualification in Other Jurisdictions. The Members shall cause the Company to be qualified or registered to do business in any jurisdiction in which the Company transacts its business, in which such qualification, formation or registration is required or desirable. The Members shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct business.

2.4.     Purpose. The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Delaware Act. The debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.5.     Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the Office of Secretary of State of the State of Delaware pursuant to the Delaware Act and its existence shall be perpetual and shall continue until dissolved sooner pursuant to Article 10.

Article III

CAPITAL of the company

3.1.     Capital Contributions and Membership Interests. Each Member shall make an initial Capital Contribution to the Company in the form and amount set forth beside such Member’s name on Schedule A attached hereto. In exchange for such Capital Contribution, each Member initially shall receive the Membership Interest set forth beside such Member’s name on Schedule A, which shall be adjusted from time to time as set forth pursuant to the terms of the Asset Purchase Agreement or to properly reflect the admission of new Members or any other event having an effect on a Member’s Membership Interest.

3.2.     Additional Capital Needs. No Member shall be required to make any Capital Contributions to the Company. No Member shall be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein or as otherwise agreed to in writing by the MGT Member. No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose unless otherwise agreed to in writing by the Members.

3.3.     No Withdrawal of Capital Contribution. No Member shall have the right to withdraw such Member’s Capital Contribution or demand and receive Company property or any distribution in return for such Member’s Capital Contribution, except as required by law (excluding any law which grants such a right in the absence of a negating provision in this Agreement) or as provided herein. No Member shall have any liability for the return of the Capital Contribution of any other Member.

3.4.     Capital Accounts. A separate Capital Account shall be established and maintained for each Member, including any Substitute Member or Additional Member who shall hereafter acquire a Membership Interest in the Company, in accordance with the following provisions:

(a)     Each Member’s Capital Account shall be increased by:

(i)	the amount of any money of any additional cash contributed by or on behalf of such Member to the Company;

(ii)	the Fair Market Value of any additional contributions of property by such or on behalf of such Member to the Company;

(iii)	the amount of Net Profits allocated to such Member; and

(iv)	the amount of any Company liabilities assumed by such Member (or taken subject to, if property is distributed to the Member by the Company).

(b)     Each Member’s Capital Account shall be decreased by:

(i)	the amount of any money distributed to or on behalf of such Member by the Company;

(ii)	the Fair Market Value of any property distributed to or on behalf of the Member by the Company;

(iii)	the amount of Net Losses allocated to such Member; and

(iv)	the amount of any liabilities of such Member assumed by the Company (or taken subject to if property is contributed to the Company by such Member).

(c)     The Members’ Capital Accounts shall be adjusted as and to the extent required by Treasury Regulations Section 1.704-1(b)(2)(iv)(m) in connection with the adjustment to the tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code.

(d)     This Section 3.4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704 of the Code and Treasury Regulations Section 1.704-1(b) and shall be applied in a manner consistent with such provisions. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member. The Members also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations §1.704-1(b).

3.5.     Transfer of Capital Accounts. The original Capital Account established for each Substitute Member shall be in the same amount as the Capital Account of the Member who such Substitute Member succeeds, at the time such substituted Member is admitted to the Company. The Capital Account of any Member whose Membership Interest in the Company has increased due to the Transfer to it of all or part of the Membership Interest in the Company of another Member shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then Member shall include a Capital Contribution or distribution previously made by or to any prior Member on account of the Membership Interest of such then Member.

3.6.     Additional Membership Interests and Members. Subject to the voting rights of Members and any requirements under applicable laws, the Members may cause the Company from time to time to issue to Members or other Persons (who, upon such issuance and upon the execution by such Persons of an agreement to be bound by this Agreement in the capacity of a Member and such other documents and/or instruments as the MGT Member reasonably deems necessary, shall become a Member (each, an “Additional Member”) additional or initial Membership Interests, in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Members may authorize and approve, including rights, powers and duties senior to the then-existing Membership Interests, or options, warrants or other rights or equity securities exercisable, convertible or exchangeable into or for additional or initial Membership Interests (collectively, “Additional Membership Interests”), for such consideration (including present or future services to be rendered to the Company) as shall be determined by the Members in their sole and absolute discretion. Upon issuance or grant of such Additional Membership Interests, the Members shall proportionately adjust the relative Membership Interests of the existing Members to account for such issuance or grant. .

Article IV

Management of the Company

4.1.     Management. The property, business and affairs of the Company shall be managed by persons designated by the MGT Member. Except as otherwise expressly provided in this Agreement, all actions of the Company and of the Members on behalf of the Company shall be authorized and approved by a Member holding a Member Majority. Except for the execution by any Member of this Agreement on behalf of the Company, as otherwise expressly authorized by this Agreement, or as approved by the Members as provided in this Agreement, no Member or designee of a Member shall have the power or authority to act on behalf of or to bind the Company or the other Members.

4.2.     Limitation on Powers.      The entering into or engaging in any line of business or activity, or permitting or authorizing the Company or any subsidiary thereof to enter into or engage in any line of business or activity, other than the Business as currently conducted, or contemplated to be conducted, by the Company shall be authorized by the approval of all the Members.

4.3.     Compensation of the Member and Officers. Except as otherwise approved, by vote or written consent, of a Member Majority, no Member or designee of a Member shall, in his, her or its capacity as a Member or designee, receive any salary, draw or other compensation for services rendered for or on behalf of the Company; provided, however, that the Company shall reimburse a Member or designee of a Member for all reasonable out-of-pocket expenses incurred by such Person on behalf of the Company, and any such reimbursement shall be deemed an expense of the Company, and not a distribution to such Person.

4.4.     Officers. The Company may have such Officers, with such duties, powers and authority, as the Members shall deem to be necessary, advisable, appropriate or convenient to facilitate the business, activities, operations and affairs of the Company, consistent with the terms of this Agreement. The Officers of the Company shall exercise such delegated powers and authority in a manner consistent with the policies adopted from time to time by the Members. Each Officer shall hold his or her respective office for the term specified by the Members, unless earlier removed by the Members. The Officers of the Company shall be designated by the MGT Member, except as otherwise provided by law, any number of offices may be held by the same person and Members may also be Officers.

The initial Officers of the Company shall be as follows:

Name	Title
Robert Ladd	President, Chief Executive Officer and Secretary
Robert Traversa	Chief Financial Officer and Treasurer

Article V

MEETINGS

5.1.     Meetings of Members.

(a)     A meeting of the Members may be called at any time by any Member. Meetings of the Members shall be held at the Company’s principal place of business or at any other place designated by the MGT Member. Not less than forty eight (48) hours nor more than sixty (60) days before each meeting, the Member calling the meeting shall give written notice of the meeting to each other Member, stating the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, a Member shall be deemed to waive such notice if, before or after the meeting, the Member signs a waiver of the notice which is filed with the records of meetings of the Members, or is present at the meeting in person or by proxy without objecting to the lack of notice prior to the commencement of such meeting.

(b)     At any meeting, the presence in person or by proxy of designees of Members holding not less than a majority of the Membership Interests then outstanding shall constitute a quorum. If, at any meeting duly called, a quorum shall not be present, a majority of the Members present at such meeting by their respective designees may reschedule such meeting, despite the absence of a quorum, which rescheduled meeting may be held on not less than twenty-four (24) hours notice to the other Members. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized designee.

(c)     A meeting of the Members need not be held at any time, except as called pursuant to Section 5.1(a).

5.2.     Action by Written Consent. Any action which may be taken by the Members at any meeting may be taken without a meeting if consents in writing setting forth the action so taken are signed by Members holding the requisite number of Membership Interests then issued and outstanding (or their duly authorized proxies), and the writing or writings are delivered to the Company and to any Members who or which did not consent to the taking of such action. The Company shall file such writings with the minutes of proceedings of the Members.

5.3.     Record Date. The record date for the purpose of determining the Members entitled to notice of a Members’ meeting, for demanding a meeting, for voting, or for taking any other action shall be the tenth (10th) day prior to the date of the meeting or other action.

5.4.     Proxies. A Member entitled to vote may appoint a designee to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member’s duly authorized attorney-in-fact. An appointment of a proxy shall be effective when received by each of the other Members. The general proxy of a fiduciary shall be given the same effect as the general proxy of any other Member. A proxy appointment shall be valid for eleven (11) months from the date of its receipt by the other Members unless otherwise expressly stated in the appointment form.

5.5.     Transferees. No transferee of a Membership Interest shall be entitled to vote or participate on any matters at any meeting unless such transferee becomes a Substitute Member in accordance with the provisions of Section 9.3.

5.6.     Means of Communication. Any or all Members may participate in any Members’ meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating shall be deemed to be present in person at the meeting.

Article VI

Accounting and Records

6.1.     Deposit Accounts. The MGT Member shall be authorized to designate, or cause to be designated, from time to time such bank, banks, trust company or trust companies as the Members deem to be in the best interests of the Company, to serve as depositaries of the Company, and to open with any such depositary an account or accounts in the name of the Company, to be known by such titles as shall be designated by the MGT Member and to designate one or more persons as signatories with respect to any account maintained with any such depositary

6.2.     Records and Accounting. The Company shall keep, or cause to be kept, complete and accurate books and records of account (including Capital Accounts) of the Company and the applicable Membership Interest of each Member. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on an accrual basis of accounting, and otherwise in accordance with GAAP consistently applied, and shall at all times be maintained or made available at the principal business office of the Company, the MGT Member may request, at the expense of the Company, that the financial statements of the Company be audited by an auditing firm of its choosing. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years, copies of the Agreement and of any financial statements of the Company for the three most recent years and all other records required to be maintained pursuant to the Delaware Act shall also be maintained at the principal business office of the Company.

6.3.     Reports.

(a)     Upon request, the Company shall, at the cost and expense of the Company, furnish, or cause to be furnished, to each Member such information bearing on the financial condition and operations of the Company as any Member may from time to time reasonably request.

(b)     Each Member shall have the right, during normal business hours upon reasonable prior written notice to the Company to audit, examine and make copies of or extracts from the books of account of the Company for any purpose reasonably related to such Member’s Membership Interest as a member of the Company. Such right may be exercised through any agent or employee of such Member designated by it or by a certified public accountant designated by such Member. A Member shall bear all expenses incurred in any examination made for such Member’s account.

6.4.     Filing of Returns and Other Writings.

(a)     The Members shall determine the method of depreciation to be utilized by the Company for tax purposes and all elections to be made by the Company for tax purposes.

(b)     The President shall use his best efforts to cause the Company to deliver to each Member, within ninety (90) days after the end of each Fiscal Year, all information necessary for the preparation of such Member’s United States federal income tax return. The Tax Matters Member (as defined below) shall also use its best efforts to cause the Company to prepare, within seventy-five (75) days after the end of each Fiscal Year, a financial report of the Company for such Fiscal Year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Accounts of the Members.

(c)     The initial tax matters member of the Company (“Tax Matters Member”) shall be a designee of the MGT Member. The Tax Matters Member shall be considered the “Tax Matters Partner” for purposes of Section 6231(a)(7) of the Code. Each Member hereby irrevocably makes, constitutes, and appoints the Tax Matters Member as their true and lawful attorney-in-fact to sign, execute, acknowledge, file and record with respect to the Company all instruments and documentation as may be necessary or appropriate in connection with all tax matters.

(d)     Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

(e)     The provisions of this Section 6.4 shall survive the termination of the Company or the termination of any Member’s Membership Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.

6.5.     Taxation as Partnership. It is the intention that the Company shall be treated as a partnership for United States federal income tax purposes. The Members hereby authorize the Tax Matters Member to execute and file any and all documents necessary to effect such treatment as a partnership.

Article VII

Allocations, Distributions and Use of Proceeds

7.1.     Allocation of Net Profit. On or before the 31st day of January of each Fiscal Year, any Net Profit resulting from the immediately preceding Fiscal Year (the “Allocation Period”) shall be allocated among the Members as follows:

(a)     first, in proportion to, and to the extent of, prior respective allocations of Net Loss under Section 7.2(a) below; and

(b)     second, to the Members in proportion to their respective Membership Interests. In addition, if there are additional capital contributions during a taxable year or if one or more Members are admitted or withdraw during a taxable year, allocations of the varying interests of the Members shall be computed in accordance with Section 706 of the Code and Section 7.5 below.

7.2.     Allocation of Net Losses. On or before the 31st day of January of each Fiscal Year, any Net Loss for the applicable Allocation Period shall be allocated among the Members as follows:

(a)      first, in proportion to the Member’s Capital Accounts, provided, however, that if the Capital Account of any Member is zero or is thereby reduced to zero, any remaining Net Loss for the applicable Allocation Period shall be allocated to the other Members in proportion to their Capital Accounts until the Capital Accounts of all Members is reduced to zero; and

(b)     second, to the Members in accordance with their respective Membership Interests. In addition, if there are additional capital contributions during a taxable year or if one or more Members are admitted or withdraw during a taxable year, allocations of the varying interests of the Members shall be computed in accordance with Section 706 of the Code and Section 7.5 below.

7.3.     Distributions.

(a)     Distributions of Available Cash or other property shall be made at such time as Members holding a Member Majority shall determine. Distributions of Available Cash or other property comprising Net Profit of the Company shall be made as follows:

(i)     first, to the Members having positive balances in their Capital Accounts in proportion to the positive balances of their respective Capital Account as of the date of distribution up to an amount equal to the aggregate sum of their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods prior to such distribution;

(ii)     second, to the Members in accordance with their respective Membership Interests.

(b)     Distributions upon dissolution or liquidation of the Company shall be made in accordance with Article X.

(c)     All distributions shall be made in cash or other property. In the event of the distribution of securities, such securities shall be distributed to all Members pro rata in accordance with Section 7.3(a) and such securities will be deemed to have been sold at their Fair Market Value as of the date of distribution, as determined by the Member Majority and appropriate adjustments made to the Capital Accounts of Members.

7.4.     Tax Distributions. Subject to the requirements of applicable law and notwithstanding the distribution provisions of Section 7.3, the Company shall make distributions of cash in respect of each Fiscal Year (taking into account all distributions made in respect of the Fiscal Year) sufficient to pay the federal, state and local income taxes on the Members’ distributive share of the Company’s income, loss, deduction or credit as determined under Section 702 of the Code for such Fiscal Year. The Company shall (a) at least fifteen (15) days prior to the due dates for the Members’ obligations to pay the federal, state and local income tax on the their distributive shares of the Company’s income, loss, deductions or credit as determined under Section 702 of the Code for such Fiscal Year, provide sufficient information to the Members to enable them to compute the amount of federal, state and local income taxes owed, and (b) to the extent that the distributions made in respect of such Fiscal Year are insufficient to pay any taxes owed, make such distributions as are necessary to enable the Members to pay such taxes at least five (5) days prior to the due dates thereof. If the Company is precluded by applicable law from making the distribution set forth above, the Company shall be obligated to make such distribution immediately at such time as allowable under applicable law. The pro rata distributions to be made pursuant to this Section shall be calculated using the highest marginal income tax rate (federal, state and local combined, but taking into account the deductibility of state and local income tax from federal income tax) applicable to the Member subject to the greatest level of taxation on such Member’s distributive share of the Company’s income, loss, deduction or credit as determined under Section 702 of the Code.

7.5.     Allocation of Income and Loss and Distributions in Respect of Membership Interests Transferred.

(a)     If, during a Fiscal Year of the Company, Membership Interests are Transferred or a new Member is admitted to the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon the provisions of Sections 7.1 and 7.2.

(b)     Distributions of Company assets shall be made only to the Members who, according to the books and records of the Company, are on the actual date of distribution Members of the Company. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or any Member has knowledge or notice of any Transfer of any Membership Interests. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the Members of the Company as of the date such sale or other disposition occurs.

7.6.     Restoration of Funds. Except as otherwise provided by law, no Member shall be required to restore to the Company any funds properly distributed to it pursuant to Section 7.3.

Article VIII

INDEMNIFICATION

8.1.     Obligation to Indemnify. The Company shall indemnify and hold harmless to the fullest extent permitted by the laws of the State of Delaware, any Member, designee of a Member, Officer and/or any Affiliate thereof (individually, in each case, an “Indemnitee”), from and against any and all losses arising out of or incidental to the Business, activities or operations of, or relating to, the Company, regardless of whether the Indemnitee continues to be a Member, designee of a Member, Officer or Affiliate of any thereof at the time any such liability or expense is paid or incurred; provided, however, that no Indemnitee may be indemnified by the Company from and against any losses which result from the gross negligence, willful misconduct, fraud or violation of law of or by such Indemnitee.

8.2.     Advance of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 8 shall, from time to time, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Article 8. Notwithstanding anything herein to the contrary, the Company shall not be obligated to reimburse an Indemnitee for any costs or expenses (including, without limitation, reasonable attorneys’ fees), to the extent not reasonable unless approved in writing in advance.

8.3.     No Prejudice to Other Rights. The indemnification provided by this Article 8 shall be in addition to any other rights to which an Indemnitee may be entitled under any other agreement, by vote of the Members, as a matter of law or equity, or otherwise, both as to an action in the Indemnitee’s capacity as a Member, designee of a Member, Officer or Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

8.4.     Insurance. The Company may purchase and maintain insurance on behalf of the Officers and such other Persons as the MGT Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the business, activities or operations of the Company, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

8.5.     Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Article 8 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

8.6.     Severability of Indemnification Obligations. If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article 8 as to costs, charges and expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any suit, action or proceeding relating to this Agreement, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.7.     Exculpation. No Indemnitee shall have personal liability to the Company or the Members for monetary damages for breach of such Indemnitee’s fiduciary duties (if any) or for any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company. Each Indemnitee shall be indemnified and exculpated from liability for damages in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that such Indemnitee reasonably believes are within such Person’s professional or expert competence.

Article IX

Transferability, REPURCHASE AND WITHDRAWAL

9.1.     Restrictions on Transfer. No Member shall be entitled to Transfer any Membership Interests except as provided in this Article 9. Any Transfer (including an involuntary Transfer or a Transfer by operation of law) effected or purported to be effected, in violation of the terms and conditions of this Agreement, shall be void ab initio and shall not bind the Company.

9.2.     Permitted Transfers. A Member may Transfer all or any portion of its Membership Interests only with the prior written consent of the Member Majority.  A Transfer described in this Section 9.2 is sometimes referred to herein as a “Permitted Transfer”; any transferee pursuant to a Permitted Transfer is sometimes referred to herein as a “Permitted Transferee”.  Unless and until the requirements of Section 9.3 are satisfied, a Permitted Transferee shall not become a Member of the Company.

9.3.      Substitute Members.  A Permitted Transferee shall be admitted as a Member, and become a “Substitute Member” as sometimes referred to herein, if the MGT Member shall have consented to such admission as a Substitute Member.

9.4.     Withdrawal of a Member.

(a)     Except as otherwise expressly contemplated in this Agreement, without the consent of all the Members holding at least a Member Majority (other than the Member seeking to withdraw), a Member shall not have the right to withdraw from the Company as a Member or terminate such Member’s Membership Interest. Notwithstanding the foregoing, a Member shall cease to be a Member upon such Member’s voluntary filing of a petition for, or the filing against such Member of an involuntary petition of bankruptcy, which remains uncontested for ten (10) days and undismissed for sixty (60) days bankruptcy.

(b)     Upon a permitted withdrawal, the withdrawing Member shall be (i) deemed to have forfeited all right, title and interest in and to such Member’s Membership Interests, which shall automatically revert, and be deemed to have been Transferred to, the Company, and (ii) be entitled to receive the balance of such Member’s Capital Account as of the withdrawal date, payable in cash or in securities at Fair Market Value, as the Company may select. The payment to a withdrawing Member shall be made within ninety (90) days from the date of withdrawal. The amount payable to a withdrawing Member under this Section 9.3 may, as the Company shall determine, be subject to reserves for subsequent adjustments in the computation of the withdrawal amount and reserves for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations, and to a reasonable charge to cover the cost of selling or liquidating assets in order to effect payment to the withdrawing Member. Any amount held as a reserve shall reduce the amount payable under this Section 9.3 and shall be invested by the Company in a segregated interest-bearing account, and the unused portion of any reserve shall be distributed with interest thereon after the Members shall have determined that the need therefore shall have ceased.

9.5.     Tag-Along Rights. If the MGT Member proposes to directly or indirectly transfer any Membership Interests, the Gioia Member shall have the right to require the transferee in the proposed transfer to purchase from such Member, for the same consideration per Membership Interest and upon the same terms and conditions as to be paid and given to the transferring Member, up to a maximum number of Membership Interests equal to such Member’s pro rata Membership Interest multiplied by the transferred Membership Interests.

9.6.      Drag-Along Rights.     If at any time a Company Sale is approved by Members holding a Member Majority, then all other Members shall also agree to vote in favor of, and to transfer their Membership Interests in, such Company Sale.

Article X

DISSOLUTION and Liquidation

10.1.     Dissolution of the Company. The Company shall be dissolved in accordance with Section 18-801 of the Delaware Act upon the first to occur of the following events:

(a)     the sale, transfer or other disposition of all or substantially all the assets of the Company;

(b)     ninety (90) days after the withdrawal of the last remaining Member; or

(c)     the occurrence of any of the events set forth in Section 18-801(4) or Section 18-801(5) of the Delaware Act; and

(d)     the written decision of the Member Majority.

10.2.     Winding up Affairs and Distribution of Assets.

(a)     Upon dissolution of the Company, the MGT Member if it is at that time a Member or one Member elected by the Members (or, in the case of dissolution pursuant to Section 10.2(b) of this Agreement, such representative as may be appointed) shall be the liquidating party (the “Liquidator”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidator shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (i) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in accordance with its Capital Account or (ii) if all Members shall agree, distributing the Company assets to the Members in kind and debiting the Capital Account of each Member with the Fair Market Value of such assets, each Member accepting an undivided interest in the Company assets (subject to their liabilities) in proportion to and to the extent of each Member’s positive Capital Account balance after allocating and crediting to the Capital Accounts the unrealized gain or loss to the Members as if such gain or loss had been recognized and allocated pursuant to Section 7.1 and Section 7.2.

(b)     If the Company shall employ “method (i)” as set forth in Section 10.2(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidator, by an escrow agent selected by the Liquidator) and at the expiration of such period as the Liquidator may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (iv) fourth, to debts of the Company to the Members or their Affiliates and any fees and reimbursements payable under this Agreement; (v) fifth, to the Members in accordance with the positive Capital Account balances of Members after taking into account all Capital Account adjustment for the Company’s taxable year during which the liquidation occurs; and (vi) sixth, to the Members in accordance with their respective Membership Interests.

(c)     In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members. Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidator or any Member shall have requested such bids. A copy of each bid shall be delivered by the Liquidator to each Member. Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

(d)     If any assets of the Company consisting of securities that are not freely marketable or for which a public market does not exist are to be distributed in kind, the net Fair Market Value of such assets as of the date of dissolution shall be determined in good faith by the Members in accordance with generally accepted industry practices, appraisal or by agreement of the Members. Any assets of the Company distributed in kind on dissolution of the Company shall be distributed in accordance with the provisions of Section 7.3 and such assets shall be deemed to have been sold as of the date of dissolution for their Fair Market Value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Section 3.4 to reflect such deemed sale.

(e)     Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed dissolved and terminated.

Article XI

GENERAL PROVISIONS

11.1.     Representations and Warranties. To the extent that the Membership Interests herein constitute securities for the purposes of the Securities Act or the securities laws of any applicable state or other jurisdiction, each Member hereby represents, warrants and covenants to the Company and each other Member that: (a) such Member is acquiring such Member’s Membership Interests for such Member’s own account as an investment and without an intent to distribute such Membership Interests in violation of applicable securities laws; (b) the interests in the Company have not been registered under the Securities Act or any state securities laws, and that such Member shall not sell or otherwise transfer any of such Member’s Membership Interests without registration under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that an exemption from registration is available; (c) such Member must bear the total economic risk of its interest in the Company for an indefinite period of time because, among other reasons, none of the Membership Interests in the Company have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available; and (d) such Member understands the lack of liquidity and restrictions on transfer of the Membership Interests and that its investment therein is suitable only for a person or entity of adequate financial means that has no need for liquidity of its investment and that can afford a total loss of such Member’s investment.

11.2.     Confidentiality. At all times after the date of this Agreement, no Member or Officer of the Company shall, or permit or cause any Affiliate thereof to, disclose to any third party any proprietary or confidential information of Company or its Business (including without limitation, any business processes, marketing techniques, concepts and ideas and other information or material relating to the Company or its Business which is not generally known); provided, however, that such obligation shall not apply to any information (a) to the extent that it legally is or becomes part of public or industry knowledge from authorized sources other than a Member, Officer of the Company or any Affiliate thereof, (b) which the Member, Officer of the Company or any Affiliate thereof is required by law to disclose (but only to the extent required to be so disclosed), (c) which is disclosed in accordance with the Company’s then-existing policies and during the ordinary course of the performance of such Member’s, Officer’s or Affiliate’s duties on behalf of the Company or its subsidiaries, or (d) for public filings by the Member, Officer of the Company or any Affiliate as may be required by law.

11.3.     No Exclusive Duty; Non-Competition.

(a)     Subject to Section 11.3(b), the Members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Members or in any income or revenues derived therefrom.

(b)      Notwithstanding anything contained herein to the contrary, no Member or any of its Affiliates shall, during the term of the Company, directly or indirectly, (i) solicit or attempt to solicit business of any customers of the Company for products or services the same as those offered, sold or produced at any time by the Company; (ii) solicit or attempt to solicit for any business endeavor any employee or independent contractor or prior employee or independent contractor of the Company; or (iii) interfere with any business relationship between the Company and any other Person.

11.4     Binding Agreement. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the parties hereto, and their respective distributees, successors and assigns. No Person other than a party hereto shall have any legal, or equitable right, remedy or claim under or in respect of this Agreement.

11.5.     Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

11.6.     Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held illegal, invalid, or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

11.7.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

11.8.     Further Assurances. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, conditions and covenants of this Agreement.

11.9.     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address and/or facsimile number listed on Schedule A attached hereto.

11.10.     Injunctive Relief. Each party hereto (on its own behalf and on behalf of its designees) hereby acknowledges and admits that damages relating to or arising from a breach of their respective obligations in this Agreement would be difficult, if not impossible, to ascertain and the parties hereto would not have an adequate remedy at law. Therefore, in any action relating to or arising from a breach of this Agreement, the parties hereto shall be entitled to injunctive relief without further proof of “irreparable harm”, in addition to such other remedies and relief that would, in such event, be available to it.

11.11.     Amendments. All amendments to this Agreement must be in writing and signed by all of the parties hereto; provided, however, that neither amendment of Schedule A attached hereto in order to reflect changes in Membership Interests or the interests of Substitute Members shall be deemed an amendment hereof.

11.12.     Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

11.13.     Waivers. The failure of any party hereto to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

11.14.     Number and Gender. As used in this Agreement, all pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

11.15.     Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles). In the event of a conflict between any provision of this Agreement and any non-waivable or non-mandatory provision of the Delaware Act, the provision of this Agreement shall control and take precedence.

11.16.     CONSENT TO JURISDICTION.   EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL AND STATE COURT IN NEW YORK SITTING IN NEW YORK CITY AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS.  EACH PARTY HERETO AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED HERETO OR THERETO EXCEPT IN SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO CONSENTS TO PROCESS BEING SERVED IN ANY SUCH ACTION OR PROCEEDING BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL.

11.17     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.17.

11.18.     Entire Agreement. This Agreement constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding with respect to such subject matter.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement of the Company as of the date first written above.

The Company:

By:	/s/ Robert Ladd
Name: Robert Ladd
Title: President

The Members:

GIOIA SYSTEMS, LLC

By:	/s/ Gene Gioia

Name: Gene Gioia
Title: Managing Member

MGT CAPITAL INVESTMENTS, INC.

By:	/s/ Robert Ladd

Name: Robert Ladd
Title: President and CEO

SCHEDULE OF MEMBERS AND MEMBERSHIP INTERESTS

Name and Address	Capital Contribution	Membership Interest
GIOIA SYSTEMS LLC	Assets and Patents listed on Exhibits A and B of the Asset Purchase Agreement	49%
MGT CAPITAL INVESTMENTS, INC. 500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528	$200,000	51%

Total:		100%

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